Exhibit 99.1

OMNIQ ANNOUNCES 2023 REVENUE OF $81.4 MILLION

SALT LAKE CITY, April 01, 2024 — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or the “Company”), a provider of Artificial Intelligence (AI) and IoT–based solutions will release Full Year 2023 Earnings after the market close on Monday, April 1st, 2024. The announcement will be followed by a live earnings call with management the following morning, Tuesday, April 2nd, 2024, at 9:00 AM EST.

●	Reduction in General Administrative expenses by $4.7 million, or 17% YoY
●	Reduction of thirty-four employees compared to December 31st 2022.
●	Increased Cash Assets by $300 Thousand.
●	Decrease in current liabilities by $836 Thousand.
●	For the year ended December 31, 2023, no customer accounted for more than 10% of the Company’s revenues. For the year ended December 31, 2022, one customer accounted for 30% of the Company’s revenues.
●	Losses reported are largely impacted by non-cash impairments*, our non-cash Goodwill impairment expenses amounted to $14.7 million for December 31st, 2023.

Fourth Quarter 2023 Financial Results

OMNIQ reported revenue of $16 million for the quarter ended December 31, 2023. Our Gross Margin was 13% compared to 2022 which had a gross margin of 17%. As a result of management’s effort to reduce costs. The total operating expenses for the quarter before the non-cash impairment expenses were $6.5M, compared with $7.6 million in the fourth quarter of 2022. These results resulted in savings of $1.2M for the quarter. The total expenses including the $14.7M impairment were $19.1M.

Net loss for the quarter was $17.8 million, compared with a loss of $4 million, or a loss of $0.53 per basic share, for the fourth quarter of last year. The loss was largely impacted by the $14.7 impairment expense.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization) for the fourth quarter of 2023 amounted to a loss of $3.6 million compared with an adjusted EBITDA loss of $1.4 million in the fourth quarter of 2022.

Cash balance on December 31, 2023, was approximately $1.7 million compared with $1.1 million on December 31, 2022.

FY 2023 Financial Results

OMNIQ reported revenue of $81.1 million for the year ended December 31, 2023, a decrease of $19.6 million from $100.8 million for the year ended December 31, 2022. Our Gross Profit decreased to $15.7 million in the year that ended December 31, 2023, compared to $22.1 million in 2022. Total operating expenses excluding the Impairment cost for the year ended December 31, 2023, were $27.2M a decrease of $4.5M compared with $31.7 million in the year ended December 31, 2022. While including the non-cash impairment the expenses were $41.9M for the year ended December 31st, 2023.

Net loss for the year ended December 31, 2022, was $29.4 million, or a loss of $3.45 per basic share, compared with a loss of $13.6 million, or a loss of $1.82 per basic share, for the year ended December 31, 2022.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the year ended December 31, 2023, amounted to a loss of $7.4 million compared with an adjusted EBITDA loss of $2.9 million in 2022.

Additional Q4 2023 and recent events:

●	Multi-year contract for Israel’s largest logistics center.
●	AI-machine vision ordered for La Guardia, NY Stewart, and Newark Airports.
●	Addition of AI based in-car face detection.
●	Acquisition of Codeblocks; a fintech company ensuring proprietary unique features.
●	Fintech solution ordered for Israel’s largest fast-food chain.
●	Self-Service Taxi kiosks ordered for Ben-Gurion Airport to improve service, safety, and regulate pricing for travelers.
●	Fintech solution ordered for U.S.-owned restaurant chain.
●	Contract to upgrade 450 sporting goods stores in the US.
●	Recent purchase order from Nestle for logistic operations.

Shareholder update

The Company dealt with the challenge of the need to conduct cost cuts mainly attributable to the temporary weakness in the market conditions combined with the need to maintain and improve its position in the huge markets it is involved with to support future growth and profitability. So far, management has taken, and is still taking, aggressive measures reducing annual SG&A costs by $4.7M and working on further measures to achieve profitability as soon as practically possible. Ultimately, we plan to prioritize timely and cost-effective development and business with the highest margins, while continuing cost reductions.

One challenge is that we are experiencing a working capital deficit of $45 million and an accumulated deficit of $114 million. We have also seen a year-over-year decrease in sales and a reduction of goodwill. To mitigate this, we have placed a strategic focus on increasing sales with prime customers. No customer accounted for more than 10% of the revenues in 2023 vs year end 2022 when one customer accounted for 30% of the Company’s revenues. Additionally, our sales efforts are focused on the most profitable product lines.

To ensure we have sufficient working capital, in October 2023, management finalized an equity raise which resulted in $2.5 million in net cash received from investors. Management also finalized a new line of credit with a new financial institution.

“In navigating through the complex landscape shaped by global and market events, it has provided us with a valuable opportunity to reflect deeply on our core operations and values. It’s like looking in a mirror, not to critique what we see with harshness, but to understand where our strengths lie and where we need to evolve. These insights are now guiding us toward making significant, forward-thinking changes. We are not just addressing the immediate issues at hand; we are laying down the foundation for a healthier, more robust future for our company. This period of transformation, though demanding, is an investment in our collective future, ensuring we emerge not just intact but stronger and more aligned with our mission than ever before.” – Shai Lustgarten, CEO

OMNIQ Fourth Quarter 2023 Earnings Call Details

Tuesday, April 02, 2024 - 9:00 AM Eastern Time

Participant Numbers: Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 102048

Participants will be greeted by an operator and asked for the access code. If a caller does not have the code, they can reference the company name. We have found that using access codes expedites entry into the call and suggest the code be distributed with the dial in numbers.

Teleconference Replay Number:

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 50290

Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/50290

About OMNIQ Corp.

OMNIQ Corp. excels in providing state-of-the-art computerized and machine vision image processing technologies, anchored in its proprietary and patented artificial intelligence innovations. The Company’s extensive range of services spans advanced data collection systems, real-time surveillance, and monitoring capabilities catered to various sectors, including supply chain management, homeland security, public safety, as well as traffic and parking management. These innovative solutions are strategically designed to secure and optimize the movement of individuals, assets, and information across essential infrastructures such as airports, warehouses, and national borders.

The Company serves a broad spectrum of clients, including government agencies and esteemed Fortune 500 corporations across several industries—manufacturing, retail, healthcare, distribution, transportation, logistics, food and beverage, and the oil, gas, and chemical sectors. By adopting OMNIQ Corp.’s advanced solutions, these organizations are better equipped to manage the intricacies of their domains, thereby enhancing their operational effectiveness.

OMNIQ Corp. has established a significant footprint in rapidly expanding markets. This includes the Global Safe City sector, predicted to reach $67.1 billion by 2028, the smart parking industry, expected to escalate to $16.4 billion by 2030, and the fast-casual restaurant market, projected to hit $209 billion by 2027. These engagements reflect the Company’s strategic alignment with industries that are witnessing a growing need for cutting-edge AI technology solutions.

For additional information, please visit www.OMNIQ.com.

Information about forward-looking statements

This press release includes forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, specifically under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which address expected future events, economic performance, and financial outcomes, are not historical facts but predictions based on current expectations and projections.

Such forward-looking statements, identifiable by terms like “anticipate,” “expect,” “may,” “believe,” and similar expressions, should not be seen as guarantees of future results. They are based on the information available at the time of making and reflect management’s current expectations about future events. These statements are subject to various risks and uncertainties that could cause actual results to differ significantly from those projected or implied. Some of these risks include fluctuations in product demand, the introduction of new offerings, maintaining customer and strategic relationships, competitive pressures, market growth, financial liquidity, debt management, and the ability to integrate new acquisitions effectively.

Specific forward-looking statements in this release include expectations regarding financial strategies, revenue growth, and operational improvements. For a detailed discussion of risks and uncertainties that could affect OMNIQ Corp.’s future performance, please refer to our recent filings with the Securities and Exchange Commission at https://www.sec.gov. OMNIQ Corp. does not commit to updating these forward-looking statements unless required by law.

Contact Info:

IR@OMNIQ.com

* Impairment of Goodwill – During the year ended December 31, 2023, the Company experienced significant decline in our stock price and sustained losses from operations. Therefore, we completed a quantitative goodwill impairment analysis as of December 31, 2023. The results of the analysis indicated an impairment loss for goodwill related to acquisitions prior to 2021, and we recorded a non-cash impairment of $14.7 million.

OMNIQ CORP.

CONSOLIDATED BALANCE SHEETS

As of December 31,

(In thousands, except share and per share data)	2023	2022

ASSETS
Current assets
Cash and cash equivalents	$1,678	$1,311
Accounts receivable, net	18,654	23,893
Inventory	6,028	8,726
Prepaid expenses	969	1,268
Other current assets	25	473
Total current assets	27,354	35,671

Property and equipment, net of accumulated depreciation of $1,166 and $1,030 respectively	1,066	1,086
Goodwill	1,788	16,542
Trade name, net of accumulated amortization of $4,850 and $4,458, respectively	1,377	1,826
Customer relationships, net of accumulated amortization of $11,814 and $10,762, respectively	3,777	4,967
Other intangibles, net of accumulated amortization of $1,669 and $1,541, respectively	504	675
Right of use lease asset	1,862	2,300
Other assets	1,758	1,744
Total Assets	$39,486	$64,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$56,741	$53,701
Line of credit	240	1,971
Accrued payroll and sales tax	1,537	2,633
Notes payable, related parties – current portion	-	293
Notes payable – current portion	10,196	11,572
Lease liability – current portion	885	942
Other current liabilities	3,106	2,429
Total current liabilities	72,705	73,541

Long term liabilities
Notes payable, related party, less current portion	-	0
Accrued interest and accrued liabilities, related party	73	72
Notes payable, less current portion	265	55
Lease liability	1,011	1,404
Other long term liabilities	452	265
Total liabilities	74,506	75,337

Stockholders’ equity (deficit)
Series A Preferred stock; $0.001 par value; 2,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 3,000,000 shares designated, 502,000 and 544,500 shares issued and outstanding, respectively	1	1

Common stock; $0.001 par value; 15,000,000 shares authorized; 10,675,802 and 7,714,780 shares issued and outstanding, respectively.	11	8
Additional paid-in capital	78,339	73,714
Accumulated (deficit)	(113,923)	(84,460)
Accumulated other comprehensive income	551	211
Total OmniQ stockholders’ equity (deficit)	(35,020)	(10,526)

Total liabilities and equity (deficit)	$39,486	$64,811

OMNIQ CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31,

(In thousands, except share and per share data)	2023	2022
Revenues	$81,193	$100,758

Cost of goods sold	65,485	78,654

Gross profit	15,708	22,104

Operating expenses
Research & Development	2,154	1,826
Selling, general and administrative	22,960	27,707
Depreciation	464	324
Amortization	1,640	1,799
Goodwill impairment expense	14,686	-
Total operating expenses	41,904	31,656

Loss from operations	(26,196)	(9,552)

Other income (expenses):
Interest expense	(3,303)	(3,496)
Other (expenses) income	(1,145)	(601)
Total other expenses	(4,448)	(4,097)
Net Loss Before Income Taxes	(30,074)	(13,649)
Provision for Income Taxes
Current	643	35
Total Provision for Income Taxes	643	35

Net Loss	$(29,431)	$(13,614)
Net income attributable to noncontrolling interest	-	67
Net Loss attributable to OmniQ Corp	$(29,431)	$(13,681)

Net Loss	$(29,431)	$(13,614)
Foreign currency translation adjustment	340	365
Comprehensive loss	$(29,091)	$(13,249)
Reconciliation of net loss to net loss attributable to common shareholders
Net loss	$(29,431)	$(13,614)
Less: Dividends attributable to non-common stockholders’ of OmniQ Corp	(32)	(206)
Net loss attributable to common stockholders’ of OmniQ Corp	$(29,463)	$(13,820)
Net (loss) per share - basic attributable to common stockholders’ of OmniQ Corp	$(3.50)	$(1.82)
Weighted average number of common shares outstanding - basic	8,412,494	7,576,434

OMNIQ Corp.

RECONCILIATION OF GAAP

MEASURES TO NON-GAAP

MEASURES

	The year ended
(In thousands)	December 31,
Adjusted EBITDA Calculation	2023	2022

Net loss	(29,431)	(13,614)
Depreciation & amortization	2,104	2,119
Interest expense	3,303	3,496
Income taxes	(643)	(35)
Stock compensation	1,955	3,323
Goodwill impairment	14,686	-
Nonrecurring loss events	619	1,786
Adjusted EBITDA	(7,407)	(2,925)

Total revenues, net	81,193	100,758
Adjusted EBITDA as a % of total revenues, net	(9.12%)	(-2.9%)